Exhibit 99.1
THE HOME DEPOT’S BOARD OF DIRECTORS ADOPTS MAJORITY VOTE
STANDARD FOR THE ELECTION OF DIRECTORS
     ATLANTA, August 29, 2006 — The Home Depot® announced today that its board of directors has amended the Company’s bylaws to adopt a majority vote standard for the election of directors, beginning with the next election in May 2007. The new standard highlights the Company’s commitment to high standards of corporate governance.
     “Listening to our shareholders, learning from their feedback and maintaining ongoing dialogue are top priorities for The Home Depot,” said Bob Nardelli, chairman, president & CEO. “At our shareholder meeting in May, the majority vote proposal was approved by 56 percent. By adopting a majority vote standard, the board of directors is reinforcing our company’s commitment to shareholder engagement and director accountability.”
     The majority vote standard requires each director to receive a majority of the votes cast with respect to that director, providing for a greater level of accountability of directors to shareholders. Previously, directors were elected under a plurality vote standard, which meant that the candidates receiving the most votes would win without regard to whether those votes constituted a majority of the shares cast at the meeting. Contested elections (in which there are more nominees than directors to be elected) will continue to use the plurality vote standard.
     Under the laws of Delaware, where The Home Depot is incorporated, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified. To address this potential outcome, the board has also adopted a director resignation policy in the Company’s bylaws. If an incumbent director is not elected by a majority of the votes cast, the director shall offer his or her resignation to the board. The Nominating and Corporate Governance Committee would then make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken. The board would then publicly disclose its decision within 90 days after the certification of the election results.
     Information about the Company’s corporate governance program can be found at http://ir.homedepot.com/governance/home.cfm.
     The Home Depot® is the world’s largest home improvement specialty retailer, with 2,082 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces and Mexico. Through its HD SupplySM businesses, The Home Depot is also one of the largest diversified wholesale distributors in the United States, with more than 900 locations in the United States and Canada offering products and services for building, improving and maintaining homes, businesses and municipal infrastructures. In fiscal 2005, The Home Depot had sales of $81.5 billion and earnings of $5.8 billion. The Company employs approximately 355,000 associates and has been recognized by FORTUNE magazine as the No. 1 Most Admired Specialty Retailer and the No. 13 Most Admired Corporation in America for 2006. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.
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For more information, contact:
Financial Community	News Media
Diane Dayhoff	Paula Smith
Vice President of Investor Relations	(941) 488-1289
(770) 384-2666	paula_c_smith@homedepot.com
diane_dayhoff@homedepot.com
Jerry Shields, Sr. PR Manager
(770) 384-8741
jerry_shields@homedepot.com